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Hey, Procter & Gamble: You're lagging, and you can blame (or listen to) Millennials

USA Today

By Ken Fisher

1 October 2017

Blame the Millennials.

Normally, the last third of bull markets is great for large, high-quality consumer staples stocks such as Colgate-Palmolive. But they’ve all lagged badly this time. Why?

Research shows Millennials rebel hard against old brands. They crave slick, cool new micro-brand names. They shop via social media and their network of friends’ word of mouth.  They want the new, not the old.

It used to be that if consumer brands simply owned supermarket shelf space, they were set. The next generation bought what prior ones did.  No more. To win, Procter & Gamble or Colgate and their ilk should create micro-brands, bury their corporate name in fine print, and push markets to stock them. Keep iconic brands for fogeys like me but push specialty shelving for Millennials. Laundry detergent, deodorants, bikes, backpacks — all need Millennial brand names. If Portlandia Eggs boasts free-range heirloom chickens, foraging happy pastures while laying sustainable eggs in spa-like hutches, young folks buy. Even if fine print reveals Portlandia is really Conglomerate Eggs, Inc.

This isn't how it used to be. Forty years ago I learned a research trick that worked until recently. I’d get 50-year-old magazines, see which current consumer staples products were advertised way back when — and presume they had perpetual staying power.  Baby boomers kept buying the products. They grew. Companies such as P&G and Colgate that owned them grew nicely. No more.

Now it’s all specialty micro-brands. For example, legendary activist investor Nelson Peltz now attacks Procter.  He advocates splitting into smaller business units focused on creating niche brands, not rowing against the tide, quite literally.  Use their size and clout to split supermarket laundry shelf space. Tide detergent for us old goats and newly named micro-brands nearby.

For proof that this strategy works, check the beer aisle. See the micro-breweries touting small-batch ales with funky labels and funkier ingredients. Many are owned by global beer giants. They thrive on Millennial cachet.

New generations always want their own coolness and newness.  Just previously they didn’t focus on products such as these.  The closest was Baby Boomers with stereos and foreign cars. That’s how we got funny commercials like the late 1980s’ infamous “This is not your father’s Oldsmobile” campaign. As an old Baby Boomer, I remember what my era wanted in cool and new.  But it was more about the Rolling Stones, long-hair and bell-bottom pants than laundry products and toothpaste.

Cool-chasing is normal. Social networking simply lets Millennials do it like never before. Also normal: As generations age, they slowly lose interest in new things. Their bandwidth narrows — funneling down, cone-like, to little interest at all as senior citizens. When young I wanted new bands, TV shows and movies. Now, I relate to Stevie Wonder — a wowser from my youth — not Bruno Mars. My funnel narrowed. Take movies.  Now I watch few new ones.  But I’m naturally more curious about Battle of the Sexes — a saga of names from my youth, Billie Jean King and Bobby Riggs — than the Will & Grace redo. That original arrived long after my funnel narrowed. I skipped it. Not my era.

Millennials likely yawn at both. Battle of the Sexes? Ancient to them. Will & Grace? Something their parents watched. Yuck. They want mobile, micro — better still, a podcast or webcast.

So, Procter, Colgate and other old-line consumer stocks are OK but more walkers than runners this cycle.  Then too, a bull market’s late stages are always bad times for tiny stocks. It's true this time, too. They’re performing near universally badly. So it’s dumb to buy tiny micro-brand stocks. Be careful with consumer stocks. For now, they’re not as good as the tech, drugs and booze I mentioned last week.

Ken Fisher is the founder and executive chairman of Fisher Investments, author of 11 books, four of which were New York Times bestsellers, and is No. 184 on the Forbes 400 list of richest Americans. Follow him on Twitter @KennethLFisher